UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2017

SUSSEX BANCORP

(Exact name of registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)	001-12569 (Commission File Number)	22-3475473 (I.R.S. Employer Identification Number)

100 Enterprise Dr.

Rockaway, New Jersey 07866
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (844) 256-7328

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Sussex Bancorp (the “Company”) announced on April 11, 2017 the execution of a definitive merger agreement (the “Merger Agreement”) whereby the Company will acquire Community Bank of Bergen County, NJ (“Community”).

Subject to the terms and conditions of the Merger Agreement, which has been approved by the boards of directors of each party, Community will merge with and into the Company’s subsidiary bank, Sussex Bank (the “Merger”), and will operate under the name “Sussex Bank” until the parties collaborate and agree on a new name for Sussex Bank.

Under the terms of the Merger Agreement, each outstanding share of Community common stock will be converted into the right to receive .97 shares of the Company’s common stock.

The Merger is subject to customary closing conditions, including the receipt of regulatory approvals and approval by the shareholders of the Company and Community, respectively, and is expected to close in the third quarter of 2017. Following the Merger, Peter A. Michelotti, currently the President and Chief Executive Officer of Community, will be employed as Chief Operating Officer of the Company and Sussex Bank. Three members of the current Board of Directors of Community, including Mr. Michelotti, will be appointed to the Board of Directors of the Company and the Board of Directors Sussex Bank, to serve until the next annual meeting of the Company at which time the directors will be nominated for re-election.

In connection with the Merger Agreement, the Company and Sussex Bank entered into an Employment Agreement with Mr. Michelotti, which will be effective upon the closing of the Merger. Additionally, concurrently with entering into the Merger Agreement, the Company entered into Voting Agreements with three Community executive officers and all Community directors pursuant to which such shareholders agreed to vote their Community shares in favor of the Merger.

If the Merger is not consummated under specified circumstances, Community may be required to pay the Company a termination fee of approximately $1.8 million.

The Merger Agreement also contains customary representations and warranties that the Company and Community made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the Company and Community, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating its terms. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used to allocate risk between the Company and Community rather than establishing matters as facts.

The foregoing is not a complete description of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. For additional information, reference is made to the press release dated April 11, 2017, which is included as Exhibit 99.1 and is incorporated herein by reference.

Important Additional Information and Where to Find It

The Company intends to file with the SEC a Registration Statement on Form S-4 relating to the proposed merger as well as the joint proxy statement-prospectus of the Company and Community for the solicitation of proxies from the shareholders the respective companies. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF THE COMPANY AND COMMUNITY ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT-PROSPECTUS REGARDING THE MERGER WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A free copy of the joint proxy statement-prospectus, as well as other filings containing information about the Company and Community, may be obtained at the SEC’s website at http://www.sec.gov. In addition, copies of the joint proxy statement-prospectus can also be obtained free of charge by directing a request to Sussex Bancorp, 100 Enterprise Drive, Suite 700, Rockaway, NJ 07866, attention: Corporate Secretary (844) 256-7328.

The Company and certain of their respective directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of the Company in connection with the proposed merger. Information concerning the interests of the persons who may be considered “participants” in the solicitation will be set forth in the joint proxy statement-prospectus relating to the proposed merger. Information concerning the Company’s directors and executive officers, including their ownership of the Company’s common stock, is set forth in its proxy statement previously filed with the SEC on March 23, 2017. Shareholders may obtain additional information regarding interests of such participants by reading the registration statement and the joint proxy statement-prospectus when they become available.

Item 9.01.	Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description
2.1	Agreement and Plan of Merger by and between, Sussex Bancorp, Sussex Bank and Community Bank of Bergen County, NJ, dated April 10, 2017.
10.1	Employment Agreement by and between Peter A. Michelotti, Sussex Bank and Sussex Bancorp.
99.1	Press release issued by SBBX on April 11, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSSEX BANCORP

Date: April 11, 2017	By:	/s/ Steven M. Fusco
Steven M. Fusco
Senior Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger by and between, Sussex Bancorp, Sussex Bank and Community Bank of Bergen County, NJ, dated April 10, 2017.
10.1	Employment Agreement by and between Peter A. Michelotti, Sussex Bank and Sussex Bancorp.
99.1	Press release issued by SBBX on April 11, 2017.